Exhibit 99.1

PRESS RELEASE

Liberty Global Increases Ownership in Telenet to 58%

Englewood, Colorado - January 14, 2013

Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announces that 9,497,637 ordinary shares and 3,000 warrants were tendered into the voluntary and conditional cash offer (the “Offer”) launched by its wholly-owned subsidiary Binan Investments B.V. (“Binan”) on December 18, 2012 (Brussels time) for the outstanding shares and other securities giving access to voting rights of Telenet Group Holding NV (“Telenet”) that it did not already own and that were not held by Telenet. The official announcement of the results in the Belgian financial press, in accordance with article 32 of the Belgian Royal Decree of April 27 on public takeover bids, will take place on January 18, 2013 (Brussels time). Subject to satisfaction (or waiver) of the conditions to the Offer on that date, this official announcement will also confirm Binan's acceptance of the tendered shares and warrants and whether or not a voluntary reopening of the Offer will be made. Payment on tendered shares and warrants is intended to take place on February 1, 2013 (Brussels time).

Following acceptance of the tendered shares, Liberty Global will hold 66,342,037 shares1 and 3,000 warrants2 in Telenet. This represents approximately 58.4% of the issued and outstanding shares of Telenet (excluding the 220,352 treasury shares held by Telenet).3

Liberty Global notes that as stated in the prospectus for the Offer, it intends to align the strategy and the operations of Telenet with the rest of the Company. Liberty Global is reviewing the current organization, governance and reporting structure at Telenet with the intention of effecting a closer management integration of Telenet within its European operations. Telenet's leverage policy will be aligned with that of Liberty Global such that target leverage will be 4.0 to 5.0x net total debt to annualized EBITDA (excluding financial leases) and may increase the indebtedness of Telenet to a level greater than this range.

Mike Fries, President and Chief Executive Officer of Liberty Global, commented: “We remain committed to investing in growth opportunities for Telenet, maintaining its position as a leading innovator in the Belgian market, and delivering best-in-class services to its customers. We believe that this is the right time for Telenet to be more closely integrated within our pan-European platform and in an environment where scale is paramount, we believe that closer integration will benefit all Telenet stakeholders.”

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[1]	Including 94,827 Liquidation Dispreference Shares.

[2]	Pursuant to a decision of Telenet dated December 21, 2012 the transferability restrictions related to the vested warrants have been waived for the purposes of the Offer.

[3]	Taking into account 402,018 shares issued in the framework of a capital increase of Telenet dated January 8, 2013 following the exercise of warrants by Telenet employees.

Disclaimer - Forward-Looking Statements

This press release does not constitute an offer to purchase securities of Telenet or a solicitation by anyone in any jurisdiction in respect thereof. The Offer is made solely by LGI's subsidiary, Binan, by means of a prospectus approved by the Belgian regulator. Neither this press release nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions.

Various statements contained in this press release constitute forward-looking statements of Liberty Global, including its plans regarding aligning the management structure of Telenet closer with those of LGI's European operations and its intentions regarding Telenet's leverage. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include overall financial market conditions, any material business or financial developments at Telenet, financing, the continued use by subscribers and potential subscribers of Telenet's services, Liberty Global's ability to achieve expected operational efficiencies and economies of scale, as well as other factors described in the prospectus and response memorandum related to the Offer or as detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission, including its most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. Liberty Global expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Global's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by applicable law.

A copy of the prospectus, the acceptance form and the response memorandum can be requested free of charge from ING Belgium NV/SA by telephone at +32 3 464 60 01 (Dutch operator), +32 2 464 60 02 (French operator) or +32 2 464 60 04 (English operator). The prospectus, the acceptance form and the response memorandum are also available online on the website of LGI (www.lgi.com), on the website of Telenet (http://investors.telenet.be) and on the website of ING Belgium NV/SA (www.ing.be).

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 34 million services as of September 30, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, UPC Business, a commercial services division, and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com or contact:

Investor Relations
Christopher Noyes                     +1 303 220 6693
Oskar Nooij                     +1 303 220 4218

Media
Bert Holtkamp, Liberty Global             +31 20 778 9800
Dirk Delmartino/Kate Tellier, Brunswick Brussels        +32 (0) 2 235 6510
Stanislas Neve de Mevergnies, Brunswick New York    +1 212 333 3810

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